May 6, 2009

Via Electronic Mail
Mr. Victor L. Cisario
479 Rose Lane
Rockville Centre, NY 11570

Dear Victor:

I am pleased to offer you the position of Chief Financial Officer with Merisel, Inc. (hereinafter to referred to, along with its parents, subsidiaries, affiliates, divisions, successors and assigns, and each of their respective successors and assigns, as the “Company”) under the following terms and conditions:

Start Date	Your start date will be __________.
Annual Base Salary	The Company will pay you an Annual Base Salary of $210,000 that will be paid in accordance with the Company’s customary payroll practices.
Annual Incentive Bonus
You are eligible to receive an Annual Incentive Bonus of forty percent (40%) of your Annual Base Salary.  The Company’s Board of Directors (“Board”) or Compensation Committee will determine, at its sole discretion, whether you will receive an Annual Incentive Bonus.

Benefits
You are eligible to participate in the Company’s benefit plans on the same terms and conditions as the Company’s other senior executives.

Your benefits will include four (4) annual weeks of paid vacation, and reimbursement of appropriate business expenses as per the Company’s existing policies and procedures.

Severance
In the event that the Company terminates you without Cause (as defined below) in the absence of a Change in Control (as defined below), the Company will pay you severance equivalent to six (6) months (on a pro rata basis) of your Annual Base Salary.  In the event that the Company terminates you without Cause with a Change in Control, the Company will pay you severance equivalent to twelve (12) months (on a pro rata basis) of your Annual Base Salary.

“Cause” shall include:  your negligence, neglect of duties, incompetence, dishonesty, willful disobedience of a material and lawful instruction of the Board, or breach of any provision of this Agreement; an order entered by the SEC, a state regulatory agency or an exchange on which the Company’s securities are traded finding that you have violated the securities laws; or your indictment, conviction or plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude.

 “Change in Control” means the occurrence of one of the following events:  1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; 2) the consummation of the sale or disposition by the Company of all or substantially of its assets; or 3) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company (or such surviving entity or its parent) outstanding immediately after such merger or consolidation.

Confidential Information
You acknowledge and agree that non-public and/or propriety information pertaining to Merisel, its vendors or its customers disclosed to, or prepared by, you during your employment with the Company is confidential and may not be used or disclosed by you during your employment with the Company (other than in furtherance of your employment duties) or once your employment with the Company has ended (in the absence of court or administrative process requiring such disclosure).

Non-Solicitation
During your employment with the Company and for a period of two (2) years following your separation from the Company, you agree that you will not, directly or indirectly:  (1) attempt to or solicit customers who: were customers of the Company at any time during the six (6) months prior to the date of your separation from the Company or are current customers of the Company at the time of your separation from the Company; (2) attempt to solicit or solicit (either on your own behalf or on behalf of another business entity) any person who was an employee or contractor for the Company at any time during the six (6) months prior to the date of your separation from the Company, or was an employee or contractor at the time of your separation from the Company; and (3) disclose to third parties the names and employment terms (including pay arrangements) of the Company’s employees or contractors.

Non-Competition
In the event that the Company terminates you with or without Cause in the absence of a Change in Control you agree that for six (6) months following your separation from the Company, you shall not, directly or indirectly, work in the New York, Atlanta, Portland, Seattle and Los Angeles metropolitan areas for a competitor of the Company.  You further agree that during such period you will not assist or encourage any other person or entity in carrying out any activity that would be prohibited by the foregoing sentence if such activity were carried out by you.

In the event that the Company terminates you without Cause with a Change in Control, you agree that for one (1) year following your separation from the Company, you shall not, directly or indirectly, work in the New York, Atlanta, Portland, Seattle and Los Angeles metropolitan areas for a competitor of the Company.  You further agree that during such period you will not assist or encourage any other person or entity in carrying out any activity that would be prohibited by the foregoing sentence if such activity were carried out by you.

Representations and Warranties	You represent and warrant that your employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party.
At-Will Employment
You agree that your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.

Amendments	This Agreement may only be amended by a written instrument signed by each of the parties to this Agreement.
Non-Waiver	The failure of a party to enforce any term of this Agreement shall not be deemed a waiver of that term.
Governing Law	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Arbitration
The parties agree that, in the event that there is a dispute pertaining to my employment, this Agreement, or a subsequently executed separation agreement, such dispute will be resolved by arbitration before a single arbitrator in the City of New York, New York in accordance with the Rules of the American Arbitration Association (“AAA”). The arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in accordance with applicable law in any court having jurisdiction thereof.

Integration
This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof.  There are no agreements, understandings, restrictions, inducements, warranties, or representations relating to said subject matter between the parties other than those set forth herein.

Severability; Consent to Blue-Lining
In the event that it is determined that any term of this Agreement is unenforceable or has been waived, all other terms of this Agreement shall remain in full force and effect.

In the event that it is determined that a term of this Agreement, as currently drafted, is overbroad, such term shall be construed in such a manner so as to be enforceable under applicable law.

Construction	The Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties.
Counterparts	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument.

Consultation with Counsel
The Company recommends that you take your time in considering this Agreement and that you consult with an attorney of your choice.  By signing this Agreement, you certify that you have had the opportunity to consult with an attorney prior to signing it.

We look forward to your joining the Company.

Please indicate your acceptance of the foregoing terms of your employment by signing in the space provided below and returning a copy of this letter to me via electronic mail or facsimile at (917) 351-5889.

Very truly yours,

Donald R. Uzzi

ACCEPTED

Date:

Signature:
Victor L. Cisario